Exhibit 99(h)(x)

ADMINISTRATIVE SERVICE AGREEMENT

This ADMINISTRATIVE SERVICE AGREEMENT (“Agreement”) is made and entered into as of this 18th day of October 2004, by and among The Merger Fund VL, a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and organized as a statutory trust under the laws of the State of Delaware (the “Fund”); Westchester Capital Management, Inc., a corporation organized under the laws of the State of New York, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and investment adviser to the Fund (the “Adviser”); and Hartford Life Insurance Company, a Connecticut corporation (the “Company”).

WHEREAS, the Fund engages in business as an open-end management investment company and was established for the purpose of serving as the investment vehicle for separate accounts established for variable life insurance contracts and variable annuity contracts to be offered by insurance companies;

WHEREAS, the Fund has entered into a Participation Agreement, as amended, with the Company whereby the Fund will be included as an investment option in the separate accounts set forth on Schedule A hereto (the “Accounts”) established by the Company to serve as investment vehicles for certain variable annuity and/or variable life insurance policies offered by the Company;

WHEREAS, the parties hereto acknowledge and agree that the Adviser is not a registered broker/dealer, that the Adviser is not receiving any form of sales compensation for the sale of shares of the Fund to any party and the Company is not receiving any form of compensation from the Adviser or the Fund for the sale of shares of the Fund to any party; and

WHEREAS, the Company desires to provide certain shareholder services to certain owners of variable annuity and/or variable life insurance policies issued by the Company (“Owners”) in connection with their indirect investment in the Fund through the Accounts;

THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.  Services of the Company

(a)  The Company shall provide any combination of the following support services, as agreed upon by the parties from time to time, to Owners who indirectly invest in the Fund through the Accounts: responding to inquiries from the Owners using the Fund as an investment vehicle; providing information to Adviser and to Owners with respect to shares attributable to Owner accounts; communicating directly with Owners concerning the Fund’s operations; and providing such other similar services as Adviser of the Fund may reasonably request pursuant to and to the extent permitted or required under applicable statutes, rules and regulations.
(b)  The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Owners.
(c)  The Company will furnish to the Fund, the Adviser or their designees such information as the Fund and/or the Adviser may reasonably request, and will otherwise reasonably cooperate with the Fund and/or the Adviser in the preparation of reports to the Fund’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

2.  Maintenance of Records

Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services described herein. Upon the reasonable request of the Fund and/or the Adviser, the Company will provide the Fund, the Adviser or the representative of either with reasonable access to all such records, including, if requested, copies thereof.

3.  Compliance with Law

At all times, the Company shall comply with all laws, rules and regulations applicable to it by virtue of entering into the Agreement. At all times, the Fund and the Adviser shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

4.  Indemnification

(a)  The Company shall indemnify and hold harmless the Fund, the Adviser and their respective trustees, officers, employees, and agents (“Indemnified Parties”) from and against any and all actual losses, claims, liabilities and expenses (including reasonable attorney’s fees) (“Losses”) incurred by any of them arising out of (i) the Company’s dissemination of information regarding the Fund or the Adviser that is materially incorrect and that was not provided to the Company, or approved by the Fund or the Adviser, or any of their agents or “affiliated persons”, as defined under the 1940 Act, or (ii) the Company’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses result from the gross negligence or willful misconduct of, or breach of this Agreement by, an Indemnified Party.
(b)  In any event, no party shall be liable for any special, consequential or incidental damages.

(c)  This indemnification obligation shall survive any termination of this Agreement.

5.  Relationship of Parties

It is understood and agreed that all services performed hereunder by the Company shall be as an independent contractor and not as an employee or agent of the Fund or the Adviser, are not the services of an underwriter or a principal underwriter of the Fund within the meaning of the Securities Act of 1933, as amended, or the 1940 Act, neither the Fund nor the Adviser shall hold itself out as an agent of the Company with the authority to bind the Company, and the Company shall not hold itself out as an agent of the Fund or the Adviser with the authority to bind the Fund or the Adviser.

6.  Expenses

The Company or its affiliates shall bear all expenses of providing the services to Owners set forth in Section 1 of this Agreement.

7.  Compensation

The Fund shall pay the Company for the services to be provided by the Company under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto, as such Schedule may be amended from time to time.

8.  Representations, Warranties and Agreements

(a)  Each party represents and warrants that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation, or other entity.
(b)  The Company represents and warrants that:
(i)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(ii)	if and to the extent required by applicable law, the arrangement provided for in this Agreement, including the amount of the fee received by the Company, will be timely disclosed to the Owners;
(iii)	the execution, performance and delivery of this Agreement will not result in it violating, breaching or otherwise impairing any judgment, order or contractual obligation to which it is subject;
(iv)	the Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms; and
(c)	Fund and Adviser represent and warrant that:
(i)	the Fund is registered as an investment company under the 1940 Act and the Adviser is registered as an investment adviser under the Advisers Act;
(ii)	they have full power and authority under applicable law, and have taken all action necessary, to enter into and perform this Agreement;
(iii)	the Agreement constitutes a legal, valid and binding obligation, enforceable against them in accordance with its terms;
(iv)
the execution, performance and delivery of the Agreement will not result in them violating, breaching or otherwise impairing any judgment, order or contractual obligation to which they are subject; and

(v)
the payment of the fees to the Company by the Fund for performance of the duties and the provision of services by the Company as described in this Agreement will not violate federal or state securities laws, or any other applicable law.

9.  Termination

(a)
This Agreement may be terminated by the Fund, the Adviser or by the Company without penalty, (i) upon sixty (60) days’ prior written notice to the other parties or (ii) upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

(b)	Sections 4, 14 and 17 shall survive termination of this Agreement.

10.    Assignment

The Agreement may not be assigned (as that term is defined by the Advisers Act) by either party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that any party may assign this Agreement to any entity controlling, controlled by or under common control with such party without the consent of the other parties hereto.

11.   Schedules and Exhibits

All schedules and exhibits attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

12.   Non-Exclusivity

Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

13.   Notices

All notices and other communications to either the Company, the Fund or the Adviser shall be in writing and will be duly given if mailed, telegraphed or telecopied to the address set forth below, or at such other address as either party may provide in writing to the other party.

If to the Company:

Hartford Life Insurance Co.
200 Hopmeadow Street
Simsbury, Connecticut 06070
Attn: Thomas M. Marra, President

With a copy to:

Hartford Life Insurance Co.
200 Hopmeadow Street
Simsbury, Connecticut 06070
Attn:  General Counsel

If to the Fund:

The Merger Fund VL
100 Summit Lake Drive
Valhalla, New York 10595
Attn: Bonnie L. Smith

If to the Adviser:

Westchester Capital Management, Inc.
100 Summit Lake Drive
Valhalla, New York 10595
Attn: Bonnie L. Smith

If to the Fund or the Adviser, with a copy to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103-3198
Attn: William H. Bohnett

14.   Confidentiality

All parties agree to keep confidential all proprietary data, software, processes, information and documentation provided by the other party (collectively, the “Confidential Information”), unless the party providing such information consents in writing to the disclosure of the Confidential Information, the Confidential Information is already in the public domain by no fault of either party to this Agreement, or the disclosure of the Confidential Information is required by law or by a governmental body or self-regulatory organization.

15.   Modification

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement, supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by the parties, and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by the parties hereto.

16.   Counterparts

This Agreement may be executed in any number of counterparts which all together shall constitute one instrument.

17.   Governing Law; Severability

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements fully executed and to be performed therein, and without giving effect to the choice of law principles thereof. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

THE MERGER FUND VL

By:_____/s/ Roy Behren___________________

Name: _____Roy Behren___________________

Title: _____CCO__________________________

WESTCHESTER CAPITAL MANAGEMENT, INC.

By:_____/s/ Roy Behren___________________

Name: _____Roy Behren___________________

Title: _____CCO__________________________

HARTFORD LIFE INSURANCE COMPANY

By:_____/s/ Daniel Andriola________________

Name: _____Daniel Andriola_______________

Title: _____VP___________________________

SCHEDULE A

SEPARATE ACCOUNTS

Name of Separate Account and Date Established

Hartford Life Insurance Company
Separate Account ICMG Series VII
April 1, 1999

SCHEDULE B

COMPENSATION

The Company shall receive a fee from the Fund, accrued daily and paid on a monthly basis, calculated at an annual rate of 0.05% of the Fund’s average daily net assets attributable to shares of the Fund beneficially owned by Owners of the variable life and variable annuity policies offered through the Accounts.

ADMINISTRATIVE SERVICE AGREEMENT
FIRST AMENDMENT

The Merger Fund VL, a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and organized as a statutory trust under the laws of the State of Delaware (the “Fund”); Westchester Capital Management, Inc., a corporation organized under the laws of the State of New York, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and investment adviser to the Fund (the “Adviser”); and Hartford Life Insurance Company, a Connecticut corporation (the “Company”) (altogether the “Parties”) previously entered into an Administrative Services Agreement (the “Agreement”) as of October 18, 2004. Now, pursuant to Section 15 of the Agreement, the Parties wish to amend the Agreement by way of this first amendment to the Agreement (the “First Amendment”), effective May 1, 2006.

The Agreement is hereby amended as follows. The current Schedule A, Separate Accounts, and Schedule B, Compensation, are deleted in their entirety and replaced with the Revised Schedule A, Separate Accounts, and the Revised Schedule B, Compensation, attached to this First Amendment.

All other terms of the Agreement shall remain in full and effect without change.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Administrative Service Agreement by their duly authorized representatives as of the date first written below.

THE MERGER FUND VL By: /s/ Roy Behren Name: Roy Behren Title: CCO Date: 5/2/06	HARTFORD LIFE INSURANCE COMPANY By: /s/ Joseph F. Mahoney Name: Joseph F. Mahoney Title: Vice President Date: 5/8/06
WESTCHESTER CAPITAL MANAGEMENT, INC. By: /s/ Roy Behren Name: Roy Behren Title: CCO Date: 5/2/06

REVISED SCHEDULE B
ADMINISTRATIVE SERVICE AGREEMENT
FIRST AMENDMENT

COMPENSATION

The Company shall receive a fee from the Fund, accrued daily and paid on a monthly basis, calculated at an annual rate of 0.40% of the Fund’s average daily net assets attributable to shares of the Fund beneficially owned by Owners of the variable life and variable annuity policies offered through the Accounts.

REVISED SCHEDULE A
ADMINISTRATIVE SERVICE AGREEMENT
FIRST AMENDMENT

SEPARATE ACCOUNTS

Name of Separate Account and Date Established

Hartford Life Insurance Company

Separate Account ICMG Series VII

April 1, 1999

Hartford Life Insurance Company

PPVA Separate Account

December 20, 2004